UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2006

ActivCard Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50223	450485038
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6623 Dumbarton Circle, Fremont, California	94555
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 574-0100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into Material Definitive Agreement

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 31, 2005, ActivCard announced that it had appointed Mark J. Lustig as the Company’s Chief Financial Officer. Mr. Lustig, who will commence his employment on February 6, 2006, replaces Thomas Jahn, who has been serving as the Company’s interim Chief Financial Officer. Mr. Jahn will continue to serve as the Company’s Chief Restructuring and Integration Officer. Mr. Lustig will receive an annual base salary of $250,000 and a cash bonus to be paid upon the achievement of certain milestones. Mr. Lustig will also receive an initial stock option grant to purchase up to 250,000 shares of common stock at an exercise price equal to the fair market value of the stock on the date of grant (the “Option”), and 50,000 shares of restricted stock (the “Award”). The Option and the Award will each vest with respect to twenty-five percent of the underlying shares one year after the date of grant, with the remainder of the underlying shares vesting monthly thereafter over three years. If there is a “change of control” in the Company (as defined in the Company’s 2004 Equity Incentive Plan), vesting of the Option and the Award will fully accelerate. A copy of Mr. Lustig’s offer letter is attached hereto as Exhibit 10.1.

Mr. Lustig was employed with Sanmina-SCI Corporation from 1998 to 2005, most recently as Senior Vice President – Finance and Corporate Controller. Mr. Lustig also served during 2004 as Acting Chief Financial Officer at Sanmina-SCI. Prior to 1998, Mr. Lustig was employed by Adaptec, Inc. in a number of capacities, including as an Accounting Manager. Prior to his employment with Adaptec, Mr. Lustig was employed by Micrographic Technology Corporation, Deloitte & Touche, and Arthur Young & Company in various accounting and auditing positions. Mr. Lustig was awarded a Bachelor of Science degree in Commerce and Accounting from Santa Clara University in 1986. A copy of the press release announcing Mr. Lustig’s appointment is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

10.1	Employment Offer Letter, dated January 24, 2006

99.1	Press release dated January 31, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActivCard Corp. (registrant)

Date: January 31, 2006	By:	/s/ Ben C. Barnes
Ben C. Barnes
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Offer Letter, dated January 24, 2006

99.1	Press release dated January 31, 2006.